Exhibit 24

Consent of Independent Accountants

We consent to the incorporation by reference in this annual report (Form 10-K) of First Hartford Corporation and Subsidiaries of our report dated July 7, 2000, included in the 2000 Annual Report to the Shareholders of First Hartford Corporation and Subsidiaries.


/s/ Kostin, Ruffkiss & Company, LLC

West Hartford, Connecticut
July 7, 2000